Exhibit 99.1
Sound Financial Bancorp, Inc. Reports Net Income of $2.0 Million for
Second Quarter 2018
Board Declares quarterly cash dividend of $0.14 per share

Seattle, Wash., July 26, 2018 -- Sound Financial Bancorp, Inc. (Nasdaq: SFBC), the holding company (the “Company”) for Sound Community Bank (the “Bank”), today reported net income of $2.0 million for the quarter ended June 30, 2018, or diluted earnings per share of $0.77, as compared to net income of $1.6 million, or diluted earnings per share of $0.63 for the quarter ended March 31, 2018 and $1.3 million, or diluted earnings per share of $0.50, for the quarter ended June 30, 2017.

The Company also announced today that the Board of Directors has declared a cash dividend on Company common stock of $0.14 per share, payable on August 24, 2018 to stockholders of record as of the close of business on August 10, 2018.

“Our loan portfolio continues to achieve significant  growth in  both residential and commercial loans, and we continue to focus on deposit growth as our  main funding source,” said Laurie Stewart, President and CEO of the Company and the Bank.  “We also continue to maintain our strong net interest margin despite  a rising interest rate environment,” concluded Ms. Stewart.

Highlights for the quarter ended June 30, 2018 include:

●	Loans increased 5.5% to $590.8 million at June 30, 2018, from $560.0 million at March 31, 2018, and increased 19.6% from $493.9 million at June 30, 2017;
●	Total deposits increased 1.9% to $539.4 million at June 30, 2018, from $529.2 million at March 31, 2018, and increased 9.3% from $493.7 million at June 30, 2017;
●	Total assets increased 4.0% to $686.2 million at June 30, 2018, from $659.5 million at March 31, 2018 and increased 16.7% from $588.3 million at June 30, 2018;
●
Net interest income increased 7.3% to $6.9 million for the quarter ended June 30, 2018, from $6.5 million for the quarter ended March 31, 2018, and increased 20.6% from $5.8 million for the quarter ended June 30, 2017;

●	Net interest margin (“NIM”) increased to 4.31% for the quarter ended June 30, 2018, compared to 4.26% for the quarter ended March 31, 2018 and 4.27% for the quarter ended June 30, 2017;
●	Nonperforming assets increased $81,000, or 3.2%, to $2.6 million at June 30, 2018, from $2.6 million at March 31, 2018 and decreased $1.6 million, or 37.3%, from $4.2 million at June 30, 2017; and
●	Provision for loan losses was $150,000 for the quarter ended June 30, 2018, compared to $100,000 for the quarter ended March 31, 2018. There was no provision for the quarter ended June 30, 2017.

Both the Company and Bank continue to maintain capital levels in excess of the regulatory requirements and the Bank continued to be categorized as “well-capitalized” at June 30, 2018.

Operating Results

Net interest income increased $472,000, or 7.3%, to $6.9 million for the quarter ended June 30, 2018, compared to $6.5 million for the quarter ended March 31, 2018 and increased $1.1 million, or 20.6%, from $5.8 million for the quarter ended June 30, 2017.  The change from the prior quarter and the same quarter one year ago was primarily a result of higher interest income partially offset by an increase in interest expense.

Interest income increased $671,000, or 9.0%, to $8.2 million for the second quarter of 2018 compared to $7.5 million for the first quarter of 2018 and increased $1.7 million, or 25.3%, from $6.5 million for the second quarter of 2017.  The increase in interest income from loans in both periods was due to higher average loan balances, as loan originations exceeded loan repayments during the period, and higher loan yields.  Average loan balances were $576.7 million for the quarter ended June 30, 2018 compared to $549.7 million for the quarter ended March 31, 2018 and $488.2 million for the quarter ended June 30, 2017.  The average yield on loans was 5.48% for the quarter ended June 30, 2018 compared to 5.27% for the quarter ended March 31, 2018 and 5.21% for the quarter ended June 30, 2017.  Interest income on the investment portfolio and cash and cash equivalents increased due to the rise in market interest rates during the second quarter of 2018 compared to one year ago.

Interest expense increased $199,000, or 19.5%, to $1.2 million for the quarter ended June 30, 2018, compared to $1.0 million for the quarter ended March 31, 2018 and increased $459,000, or 60.2%, compared to $763,000 for the quarter ended June 30, 2017.  The increase from the sequential quarter and the same quarter one year ago was primarily due to the increase in the average balances and cost of FHLB borrowings.  The average balance of borrowings increased $18.7 million, or 38.0%, to $67.9 million at June 30, 2018 from $49.2 million at March 31, 2018.  The average balance of borrowings increased $42.6 million, or 168.0%, compared to June 30, 2017.  The cost of borrowings increased to 2.01% for the quarter ended June 30, 2018 compared to 1.73% for the first quarter of 2018 and was 1.18% for the second quarter of 2017.  We utilize borrowings to supplement our deposits to support loan growth.  The rise in the cost of borrowings was the result of the increase in the target federal funds rate over the past quarter and past year.  Interest expense on deposits increased $71,000, or 8.8%, to $881,000 for the quarter ended June 30, 2018, compared to $810,000 for the quarter ended March 31, 2018 and increased $193,000, or 28.1%, from $688,000 during the quarter ended June 30, 2017.  The increase in deposit expense was driven by both the rise in the average balance of deposits as well as the cost of deposits.  The average cost of deposits was 0.67% for the three months ended June 30, 2018 compared to 0.63% for the first quarter of 2018 and 0.58% for the second quarter of 2017.

The net interest margin increased to 4.31% for the quarter ended June 30, 2018, compared to 4.26% for the quarter ended March 31, 2018 and 4.27% for the quarter ended June 30, 2017.  The increase was due to higher average loan yields partially offset by higher funding costs as a result of the increase in the average cost and balance of both deposits and FHLB borrowings.

We recorded a provision for loan losses of $150,000 for the quarter ended June 30, 2018, compared to $100,000 for the quarter ended March 31, 2018.  There was no provision recorded for the quarter ended June 30, 2017.  The increase in the provision from the previous periods was primarily due to the increase in the balance of the total loan portfolio which increased 5.5% and 19.6% from the previous quarter and second quarter of 2017,  respectively.

Noninterest income during the second quarter of 2018 remained relatively unchanged at $1.1 million compared to the first quarter of 2018.  Noninterest income increased $107,000, or 10.9%, to $1.1 million for the quarter ended June 30, 2018, compared to the same quarter in 2017.  This increase was primarily the result of an $82,000, or 31.4%, increase in net gain on sale of loans as well as a positive $58,000 fair value adjustment on mortgage servicing rights, partially offset by a $31,000 decrease in service charges and fee income.

Noninterest expense remained stable, decreasing slightly by $32,000, or 0.6%, to $5.4 million for the quarter ended June 30, 2018, compared to the sequential quarter.  The decrease was primarily a result of a one-time adjustment to salaries and benefits due to the departure of an executive officer, as previously disclosed, as well as a decrease in expenses related to our operations.  In particular, reductions to accruals for marketing and professional fees were partially offset by an increase in audit fees.  Occupancy expense increased due to a one-time adjustment to recognize straight-line rent expense over the life of a lease.

Noninterest expense increased $605,000, or 12.6% to $5.4 million during the quarter ended June 30, 2018 compared to $4.8 million for the quarter ended June 30, 2017, primarily from higher salaries and benefits and operating expenses.  Salaries and benefits expense increased $393,000 compared to the second quarter of 2017 primarily due to an increase in the number of full-time equivalent employees as a result of the addition of our University Place branch and loan production office in Sequim in June 2017.  The percent of incentive bonuses paid out quarterly increased starting in January 2018, which also contributed to the period-over-period increase.  Operations expense increased $169,000 primarily due to an increase in audit fees, losses related to serviced loans, and increases in credit administration fees.

The efficiency ratio for the quarter ended June 30, 2018 improved to 67.28%, compared to 71.89% for the quarter ended March 31, 2018 and 71.22% for the second quarter of 2017.  The improvement in the efficiency ratio compared to the prior quarter and the year ago quarter was due primarily to the increase in net interest income.

The provision for income taxes increased slightly for the second quarter of 2018, compared to the sequential quarter as a result of the increase in income before taxes.  The provision for income taxes decreased $124,000, or 19.5%, compared to the second quarter of 2017 as a result of the Tax Cuts and Jobs Act which was signed into law on December 22, 2017, and reduced our federal corporate income tax rate from 35% to 21% beginning in January 2018.

Balance Sheet Review, Capital Management and Credit Quality

Total assets at June 30, 2018 were $686.2 million, compared to $659.5 million at March 31, 2018 and $588.3 million at June 30, 2017.  The increase from both the sequential quarter and same quarter last year was primarily a result of the increase in loans. In addition, FHLB stock increased $1.9 million to $3.6 million at June 30, 2018 as compared to $1.7 million at June 30, 2017, as a result of our utilizing additional FHLB advances to fund loan growth over the last year.

Loans totaled $590.8 million at June 30, 2018, compared to $560.0 million at March 31, 2018 and $493.9 million at June 30, 2017.  All loan categories experienced an increase as compared to the comparative prior periods other than home equity loans. The largest increases in the loan portfolio compared to the prior quarter were in the commercial and multifamily, commercial business, floating homes, and one-to four- family loan portfolios.  The commercial and multifamily loan portfolio increased $15.7 million, or 7.1%, to $236.9 million and the commercial business loan portfolio increased $5.3 million, or 13.9%, to $43.1 million.  The floating homes and one- to four- family loan portfolios increased $4.5 million, or 15.6%, and $4.1 million, or 2.5%, respectively.  The largest increases in the loan portfolio compared to the year ago quarter were in the commercial and multifamily loan portfolio, which increased $41.4 million, or 21.2%, the one- to four- family loan portfolio, which increased $18.5 million, or 12.5%, and the commercial business loan portfolio, which increased $17.8 million, or 70.3%.  At June 30, 2018, commercial and multifamily real estate loans were approximately 40.0% of total loans. One- to four- family loans, including home equity loans, were  approximately 32.5% of the loan portfolio.  Consumer loans, consisting of manufactured homes, floating homes and other consumer loans were approximately 9.7% of total loans at that date.  Construction and land loans were approximately 10.5% of the loan portfolio and commercial business loans were  approximately 7.3% of total loans  at June 30, 2018.

Cash and cash equivalents decreased $5.3 million, or 8.1%, to $59.4 million at June 30, 2018, compared to $64.7 million at March 31, 2018 and remained relatively unchanged compared to June 30, 2017.  The decrease from the prior quarter was due to a reduction of our excess liquidity to fund our loan growth.

Deposits increased $10.2 million, or 1.9%, to $539.4 million at June 30, 2018, compared to $529.2 million at March 31, 2018 and increased $45.7 million, or 9.3%, compared to $493.7 million at June 30, 2017.  The increase in deposits during  the second quarter of 2018 compared to the sequential quarter reflects our continued focus on generating low cost deposits to fund our loan growth.  The increase in deposits in the second quarter of 2018 compared to the same quarter last year was the result of organic growth and $14.5 million in deposits assumed as a result of the purchase of our University Place branch in June 2017.  FHLB borrowings increased to $71.0 million at June 30, 2018, compared to $56.0 million at March 31, 2018 and increased from $25.0 million one year ago.

Nonperforming assets (“NPAs”), which are comprised of non-accrual loans, nonperforming troubled debt restructurings (“TDRs”), other real estate owned (“OREO”) and other repossessed assets, remained stable at $2.6 million, or 0.39% of total assets, at both June 30, 2018 and  March 31, 2018, and decreased $1.6 million, or 37.3% from $4.2 million, or 0.72% of total assets, at June 30, 2017.

The following table summarizes our NPAs:

Nonperforming Loans:	June 30, 2018		March 31, 2018		June 30, 2017
(Dollars in thousands, unaudited)	Balance	% of Total	Balance	% of Total	Balance	% of Total
One- to four- family	$986	37.3%	$782	30.5%	$2,039	48.3%
Home equity loans	391	14.8	452	17.6	691	16.4
Commercial and multifamily	192	7.3	197	7.7	211	5.0
Construction and land	79	3.0	82	3.2	-	-
Manufactured homes	182	6.9	200	7.8	98	2.3
Commercial business	204	7.7	212	8.3	229	5.4
Total nonperforming loans	2,034	76.9	1,925	75.1	3,268	77.4
OREO and Other Repossessed Assets:
One- to four- family	-	-	28	1.1	342	8.1
Commercial and multifamily	600	22.7	600	23.4	600	14.2
Manufactured homes	10	0.4	10	0.4	10	0.3
Total OREO and repossessed assets	610	23.1	638	24.9	952	22.6
Total nonperforming assets	$2,644	100.0%	$2,563	100.0%	$4,220	100.0%

The following table summarizes the allowance for loan losses:

	For the Quarter Ended:
Allowance for Loan Losses	June 30, 2018	March 31, 2018	June 30, 2017
(Dollars in thousands, unaudited)
Balance at beginning of period	$5,328	$5,241	$4,838
Provision for loan losses during the period	150	100	-
Net recoveries/(charge-offs) during the period	25	(13)	(3)
Balance at end of period	$5,503	$5,328	$4,835

Allowance for loan losses to total loans	0.93%	0.95%	0.98%
Allowance for loan losses to total nonperforming loans	270.55%	276.78%	147.95%

The increase in the allowance for loan losses at June 30, 2018, compared to the prior quarter and the same period a year ago was due to the increase in the balance of the loan portfolio.  Total loans increased $30.8 million, or 5.5%, and $96.9 million, or 19.6%, compared to March 31, 2018, and June 30, 2017, respectively.  Net loan recoveries during the second quarter of 2018 totaled $25,000 compared to net loan charge-offs of $13,000 for the preceding  quarter and net loan charge-offs of $3,000 for the second quarter of 2017.

The allowance for loan losses to total loans decreased slightly to 0.93% for the quarter ended June 30, 2018 compared to 0.95% for the quarter ended March 31, 2018 and 0.98% for the quarter ended June 30, 2017.  The decline in the ratio reflects the growth in the loan portfolio and  improvement in the credit quality of our portfolio over the last year.  The allowance for loan losses as a percent of nonperforming loans decreased to 270.6% at June 30, 2018 compared to 276.8% at March 31, 2018 and increased from 148.0% at June 30, 2017.

Sound Financial Bancorp, Inc., a bank holding company, is the parent company of Sound Community Bank, and is headquartered in Seattle, Washington with full-service branches in Seattle, Tacoma, Mountlake Terrace, Sequim, Port Angeles, Port Ludlow, and University Place. Sound Community Bank is a Fannie Mae Approved Lender and Seller/Servicer with two Loan Production Offices, one located in the Madison Park neighborhood of Seattle and one located in Sequim, Washington. For more information, please visit www.soundcb.com.

Forward Looking Statement Disclaimer

When used in filings by Sound Financial Bancorp, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”), in the Company’s press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which are based on various underlying assumptions and expectations and are subject to risks, uncertainties and other unknown factors, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business.  These statements are only predictions based on our current expectations and projections about future events, and may turn out to be wrong because of inaccurate assumptions we might make, because of the factors illustrated below or because of other important factors that we cannot foresee that could cause our actual results to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements.

Factors which could cause actual results to differ materially, include, but are not limited to: changes in general and local economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company’s ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company’s market area; secondary market conditions for loans; results of examinations of the Company or its wholly owned bank subsidiary by their regulators; competition; changes in management’s business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission – which are available at www.soundcb.com and on the SEC’s website at www.sec.gov.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONSOLIDATED INCOME STATEMENTS	For the Quarter Ended:
(Dollars in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
Interest income	$8,163	$7,492	$6,517	9.0%	25.3%
Interest expense	1,222	1,023	763	19.5	60.2
Net interest income	6,941	6,469	5,754	7.3	20.6
Provision for loan losses	150	100	-	50.0	nm
Net interest income after provision for loan losses	6,791	6,369	5,754	6.6	18.0
Noninterest income:
Service charges and fee income	461	460	492	0.2	(6.3)
Earnings on cash surrender value of bank-owned life insurance	80	79	82	1.3	(2.4)
Mortgage servicing income	206	220	148	(6.4)	39.2
Net gain on sale of loans	343	332	261	3.3	31.4
Total noninterest income	1,090	1,091	983	(0.1)	10.9
Noninterest expense:
Salaries and benefits	3,055	3,141	2,662	(2.7)	14.8
Operations	1,198	1,239	1,029	(3.3)	16.4
Regulatory assessments	91	101	136	(9.9)	(33.1)
Occupancy	573	474	522	20.9	9.8
Data processing	461	453	438	1.8	5.3
Net loss and expenses on OREO and repossessed assets	25	27	11	(7.4)	127.3
Total noninterest expense	5,403	5,435	4,798	(0.6)	12.6
Income before provision for income taxes	2,478	2,025	1,939	22.4	27.8
Provision for income taxes	512	423	636	21.0	(19.5)
Net income	$1,966	$1,602	$1,303	22.7%	50.9%

nm = not meaningful

	For the Quarter Ended:
	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
KEY FINANCIAL RATIOS (unaudited)
Annualized return on average assets	1.16%	1.00%	0.92%	16.0%	26.1%
Annualized return on average equity	11.57%	9.67%	8.24%	19.6%	40.4%
Annualized net interest margin	4.31%	4.26%	4.27%	1.2%	0.9%
Annualized efficiency ratio	67.28%	71.89%	71.22%	(6.4)%	(5.5)%

PER COMMON SHARE DATA	At or For the Quarter Ended:
(Shares in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
Basic earnings per share	$0.79	$0.65	$0.52	21.5%	51.9%
Diluted earnings per share	$0.77	$0.63	$0.50	22.2	54.0
Weighted-average basic shares outstanding	2,489	2,477	2,501	0.5	(0.5)
Weighted-average diluted shares outstanding	2,561	2,558	2,597	0.1	(1.4)
Common shares outstanding at period-end	2,540	2,524	2,502	0.6	1.5
Book value per share	$26.96	$26.36	$25.13	2.3%	7.3%

CONSOLIDATED INCOME STATEMENT	Six Months Ended		Year over
(Dollars in thousands, unaudited)	June 30, 2018	June 30, 2017	Year % Change
Interest income	$15,655	$13,108	19.4%
Interest expense	2,245	1,557	44.2
Net interest income	13,410	11,551	16.1
Provision for loan losses	250	-	nm
Net interest income after provision for loan losses	13,160	11,551	13.9
Noninterest income:
Service charges and fee income	921	1,003	(8.2)
Increase in cash surrender value of life insurance	159	163	(2.5)
Mortgage servicing income	426	381	11.8
Gain on sale of loans	675	433	55.9
Total noninterest income	2,181	1,980	10.2
Noninterest expense:
Salaries and benefits	6,196	5,353	15.7
Operations	2,437	2,050	18.9
Regulatory assessments	192	260	(26.2)
Occupancy	1,047	895	17.0
Data processing	914	845	8.2
Net loss and expenses on OREO and repossessed assets	52	14	271.4
Total noninterest expense	10,838	9,417	15.1
Income before provision for income taxes	4,503	4,114	9.5
Provision for income taxes	935	1,397	(33.1)
Net income	$3,568	$2,717	31.3%

nm = not meaningful

CONSOLIDATED BALANCE SHEET
(Dollars in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
ASSETS
Cash and cash equivalents	$59,434	$64,689	$59,956	(8.1)%	(0.9)%
Available-for-sale securities, at fair value	5,118	5,268	6,200	(2.8)	(17.5)
Loans held-for-sale	721	950	720	(24.1)	0.1
Loans	590,756	559,979	493,896	5.5	19.6
Allowance for loan losses	(5,503)	(5,328)	(4,835)	3.3	13.8
Total loans, net	585,253	554,651	489,061	5.5	19.7
Accrued interest receivable	2,224	1,962	1,677	13.4	32.6
Bank-owned life insurance, net	13,155	13,075	12,429	0.6	5.8
Other real estate owned (“OREO”) and other repossessed assets, net	610	638	952	(4.4)	(35.9)
Mortgage servicing rights, at fair value	3,582	3,532	3,450	1.4	3.8
Federal Home Loan Bank (“FHLB”) stock, at cost	3,614	3,014	1,705	19.9	112.0
Premises and equipment, net	7,474	7,545	7,467	(0.9)	0.1
Other assets	5,038	4,207	4,634	19.8	8.7
TOTAL ASSETS	$686,223	$659,531	$588,251	4.0%	16.7%
LIABILITIES
Deposits:
Interest-bearing	$454,703	$444,918	$418,724	2.2%	8.6%
Noninterest-bearing	84,713	84,275	75,020	0.5	12.9
Total deposits	539,416	529,193	493,744	1.9	9.3
Borrowings	71,000	56,000	25,000	26.8	184.0
Accrued interest payable	82	81	78	1.2	5.1
Other liabilities	6,766	6,605	6,011	2.4	12.6
Advance payments from borrowers for taxes and insurance	476	1,106	548	(57.0)	(13.1)
TOTAL LIABILITIES	617,740	592,985	525,381	4.2	17.6
STOCKHOLDERS’ EQUITY:
Common stock	25	25	25	-	-
Additional paid-in capital	25,371	25,104	24,300	1.1	4.4
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(397)	(453)	(683)	(12.4)	(41.9)
Retained earnings	43,405	41,792	39,089	3.9	11.0
Accumulated other comprehensive income, net of tax	79	78	139	1.3	(43.2)
TOTAL STOCKHOLDERS’ EQUITY	68,483	66,546	62,870	2.9	8.9
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$686,223	$659,531	$588,251	4.0%	16.7%

LOANS
(Dollars in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
Real estate loans:
One- to four- family	$166,390	$162,294	$147,848	2.5%	12.5%
Home equity	25,954	27,638	27,996	(6.1)	(7.3)
Commercial and multifamily	236,915	221,255	195,486	7.1	21.2
Construction and land	62,704	60,789	52,775	3.2	18.8
Total real estate loans	491,963	471,976	424,105	4.2	16.0
Consumer Loans:
Manufactured homes	18,295	17,480	16,300	4.7	12.2
Floating homes	33,643	29,110	25,225	15.6	33.4
Other consumer	5,642	5,462	4,639	3.3	21.6
Total consumer loans	57,580	52,052	46,164	10.6	24.7
Commercial business loans	43,119	37,854	25,314	13.9	70.3
Total loans	592,662	561,882	495,583	5.5	19.6
Less:
Deferred fees	(1,906)	(1,903)	(1,687)	0.2	13.0
Allowance for loan losses	(5,503)	(5,328)	(4,835)	3.3	13.8
Total loans, net	$585,253	$554,651	$489,061	5.5%	19.7%

DEPOSITS
(Dollars in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
Noninterest-bearing	$84,713	$84,275	$75,020	0.5%	12.9%
Interest-bearing	186,691	178,629	159,291	4.5	17.2
Savings	51,031	50,336	47,375	1.4	7.7
Money market	49,378	49,457	55,222	(0.2)	(10.6)
Certificates	167,603	166,496	156,836	0.7	6.9
Total deposits	$539,416	$529,193	$493,744	1.9%	9.3%

	At or For the Quarter Ended:
CREDIT QUALITY DATA (Dollars in thousands, unaudited)	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over year % Change
Nonaccrual loans	$1,882	$1,793	$1,819	5.0%	3.5%
Nonperforming TDRs	152	132	1,449	15.2	(89.5)
Total nonperforming loans	2,034	1,925	3,268	5.7	(37.8)
OREO and other repossessed assets	610	638	952	(4.4)	(35.9)
Total nonperforming assets	$2,644	$2,563	$4,220	3.2	(37.3)
Performing TDRs on accrual	$3,325	$3,246	$2,254	2.4	47.5
Net (charge-offs)/recoveries during the quarter	25	(13)	(3)	(292.3)	(933.3)
Provision for loan losses during the quarter	150	100	-	50.0	nm
Allowance for loan losses	5,503	5,328	4,835	3.3	13.8
Allowance for loan losses to total loans	0.93%	0.95%	0.98%	(2.1)	(5.1)
Allowance for loan losses to total nonperforming loans	270.55%	276.78%	147.95%	(2.3)	82.9
Nonperforming loans to total loans	0.34%	0.34%	0.66%	-	(48.5)
Nonperforming assets to total assets	0.39%	0.39%	0.72%	-%	(45.8)%

nm = not meaningful

OTHER PERIOD-END STATISTICS	June 30, 2018	March 31, 2018	June 30, 2017	Sequential Quarter % Change	Year over Year % Change
(Dollars in thousands, unaudited)
Sound Community Bank:
Net loan to deposit ratio	108.50%	104.81%	99.05%	3.5%	9.5%
Noninterest-bearing deposits / total deposits	15.70%	15.93%	15.19%	(1.4)%	3.4%

Sound Financial Bancorp, Inc.:
Average total assets for the quarter	$677,630	$639,741	$568,691	5.9%	19.2%
Average total equity for the quarter	$67,945	$66,245	$63,251	2.6%	7.4%

Media:	Financial:
Laurie Stewart	Daphne Kelley
President/CEO	SVP/CFO
(206) 448-0884 x306	(206) 448-0884 x305